Exhibit 99.2

Bloggerwave Hits Milestone of 50,000 Bloggers, Enabling Greater Segmentation and New Price Models for Commercial Customers

MOUNTAIN VIEW, CA--(Marketwire - 05/20/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), an innovative commercial blogging company, announced today that the Company has reached the milestone of including 50,000 bloggers in its international networks. The milestone will enable the Company to develop greater segmentation and innovative price models for its commercial customers.

"The more bloggers we have the more segmentation we can provide to strengthen our clients' campaigns," explained Ulrik Thomsen. "In the version of the Bloggerwave website that we are updating now, we will offer our customers new price models for different kinds of campaigns. A customer will be able to go into the system and make selections according to location, age, subjects, ranking, etc. Each choice will affect the total price of the campaign, and the prices will be completely evident to the client. This is brand new in our sector, where many companies do not disclose actual prices. As our blogger networks grow, our ability to customize campaigns to individual client needs will increase. The more bloggers we have, the more able we are to serve a wide range of customers, from international corporations to local, state and regional businesses."

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors. The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com